UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10)*


                       America Online Latin America, Inc.
                       ----------------------------------
                                (Name of Issuer)


                 Class A Common Stock, par value $0.01 per share
                 -----------------------------------------------
                         (Title of Class of Securities)


                                    02365B100
                                 --------------
                                 (CUSIP Number)


                             Alfredo Egydio Setubal
                                 Banco Itau S.A.
                          Rua Boa Vista, 185-8(0) andar
                        01014-913 - Sao Paulo-SP, Brazil
                                 55-11-3247-5633

                                    Copy to:
                                 Paul T. Schnell
                     Skadden, Arps, Slate Meagher & Flom LLP
                                Four Times Square
                               New York, NY 10036
                                 (212) 735-3000
                -------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 24, 2003
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

                                  Schedule 13D

         This Amendment No. 10 amends and supplements Item 5 and Item 6 of the
Schedule 13D originally filed on August 22, 2000, by Banco Itau S.A., a Brazilian corporation (Sociedade Anonima) ("Itau"), Itau Bank, Ltd., a Cayman Limited Liability Company ("Itau Bank"), Itausa-Investimentos Itau, S.A., a Brazilian corporation (Sociedade Anonima) ("Itausa"), Companhia ESA, a Brazilian corporation (Sociedade Anonima) ("ESA"), and the shareholders of ESA, which include Maria de Lourdes Egydio Villela, Maria de Lourdes Arruda Villela, Ricardo Villela Marino, Rodolfo Villela Marino, Roberto Egydio Setubal ("Mr. Setubal"), Olavo Egydio Setubal, Olavo Egydio Setubal Junior, Alfredo Egydio Arruda Villela Filho, Ana Lucia de Mattos Barretto Villela, Alfredo Egydio Setubal, Jose Luiz Egydio Setubal, Maria Alice Setubal, Paulo Setubal Neto and Ricardo Egydio Setubal (collectively, the "ESA Shareholders" and, collectively with Itau, Itau Bank, Itausa and ESA, each a "Reporting Person" and, collectively, the "Reporting Persons") (as amended, the "Schedule 13D"). Unless specifically amended hereby, the disclosure set forth in the
Schedule 13D, as amended and supplemented through Amendment No. 9, shall remain unchanged.

Item 5.  Interest in Securities of the Issuer.

         Item 5 is hereby supplemented as follows:

         As described in Item 6 of this Schedule 13D, the Shares are no longer subject to derivative securities transactions.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

         Item 6 is hereby supplemented as follows:

         On October 24, 2003, Itau Bank exercised its rights to accelerate the expiration dates with respect to all of the unexpired derivative securities transactions with Goldman Sachs International ("Goldman"), in accordance with the terms of the confirmations between Itau Bank and Goldman under a Master Agreement, dated as of August 22, 2000, between Itau Bank and Goldman.

         On October 24, 2003, Itau exercised its rights to accelerate the expiration dates with respect to all of the unexpired derivative securities transactions with UBS AG ("UBS"), in accordance with the terms of the confirmations entered between Itau and UBS under Master Agreement, dated as of October 23, 1997, between Itau and UBS.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    BANCO ITAU, S.A.

                                    By:   *________________________
                                    Name:  Roberto Egydio Setubal
                                    Title: President and Chief
                                             Executive Officer


                                    By:      *________________________
                                    Name:    Henri Penchas
                                    Title:   Senior Vice-President


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    ITAU BANK, LTD.

                                    By:    *________________________
                                    Name:  Roberto Egydio Setubal
                                    Title: Director


                                    By:    *________________________
                                    Name:  Henri Penchas
                                    Title: Director


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    ITAUSA - INVESTIMENTOS Itau, S.A.

                                    By:    *________________________
                                    Name:  Olavo Egydio Setubal
                                    Title: President


                                    By:    *________________________
                                    Name:  Henri Penchas
                                    Title: Executive Director


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    COMPANHIA ESA

                                    By:    *________________________
                                    Name:  Olavo Egydio Setubal
                                    Title: President


                                    By:    *________________________
                                    Name:  Maria de Lourdes Egydio Villela
                                    Title: Vice-President


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *________________________
                                    Name: Roberto Egydio Setubal


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *________________________
                                    Name: Olavo Egydio Setubal


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *__________________________
                                    Name: Maria de Lourdes Egydio Villela


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By: *_____________________________
                                    Name: Alfredo Egydio Arruda Villela Filho


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:  *_____________________________
                                    Name: Ana Lucia de Mattos Barretto Villela


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *__________________________
                                    Name: Maria de Lourdes Arruda Villela


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *________________________
                                    Name: Ricardo Villela Marino


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *________________________
                                    Name: Rodolfo Villela Marino


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *________________________
                                    Name: Alfredo Egydio Setubal


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *________________________
                                    Name: Jose Luiz Egydio Setubal


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *________________________
                                    Name: Maria Alice Setubal


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *________________________
                                    Name: Olavo Egydio Setubal Junior


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *________________________
                                    Name: Paulo Setubal Neto


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    November 12, 2003

                                    By:   *________________________
                                    Name: Ricardo Egydio Setubal



*By:  /s/ Roberto Egydio Setubal
      Roberto Egydio Setubal, pursuant to a power of attorney, dated April 12, 2001, included in Amendment No. 3 to the Schedule 13D filed with the SEC on April 12, 2001.

                                 EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement, dated as of August 22, 2000, by and among Banco Itau S.A., Itau Bank, Ltd., Companhia ESA, Itausa - Investimentos Itau, S.A., Maria de Lourdes Egydio Villela, Maria de Lourdes Arruda Villela, Ricardo Villela Marino, Rodolfo Villela Marino, Roberto Egydio Setubal, Olavo Egydio Setubal, Olavo Egydio Setubal Junior, Alfredo Egydio Arruda Villela Filho, Ana Lucia de Mattos Barretto Villela, Alfredo Egydio Setubal, Jose Luiz Egydio Setubal, Maria Alice Setubal, Paulo Setubal Neto and Ricardo Egydio Setubal, incorporated by reference to Exhibit 1 to the Schedule 13D, filed with the Securities and Exchange Commission on August 22, 2000.

Exhibit 2. Regulation S Stock Subscription Agreement, dated as of June 12, 2000, by and among Banco Itau S.A., Banco Banerj, S.A. and America Online Latin America, Inc., incorporated hereto by reference to Exhibit 10.14 to Amendment No. 6 to AOLA's Form S-1 Registration Statement (File No. 333-95051), filed with the Securities and Exchange Commission on June 16, 2000.

Exhibit 3. Assignment Agreement (Contrato de Cessao de Direitos), dated as of August 8, 2000, by and among Banco Itau S.A., Banco Banerj, S.A. and Itau Bank, Ltd. and an English translation thereof, incorporated by reference to
Exhibit 3 to the Schedule 13D, filed with the Securities and Exchange Commission on August 22, 2000.

Exhibit 4. Registration Rights and Stockholders' Agreement, dated as of August 11, 2000, by and among Banco Itau S.A., Banco Banerj, S.A. and America Online Latin America, Inc., and, for certain limited purposes, America Online, Inc. and Riverview Media Corp., incorporated hereto by reference to Exhibit 10.15 to Amendment No. 6 to AOLA's Form S-1 Registration Statement (File No. 333-95051), filed with the Securities and Exchange Commission on June 16, 2000.

Exhibit 5. Letter Agreement, dated as of August 6, 2000, from Roberto Egydio Setubal to Salomon Smith Barney, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc., Cazenove & Co. and Prudential Securities Incorporated, as Representatives of the Underwriters to America Online Latin America, Inc., in its initial public offering, incorporated by reference to
Exhibit 5 to the Schedule 13D, filed with the Securities and Exchange Commission on August 22, 2000.

Exhibit 6. Letter Agreement, dated as of August 6, 2000, from Banco Itau S.A. to Salomon Smith Barney, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Lehman Brothers Inc., Cazenove & Co. and Prudential Securities Incorporated, as Representatives of the Underwriters to America Online Latin America, Inc., in its initial public offering, incorporated by reference to
Exhibit 6 to the Schedule 13D, filed with the Securities and Exchange Commission on August 22, 2000.

Exhibit 7. Master Agreement, dated as of October 23, 1997, including the Schedule thereto, and confirmations between Banco Itau S.A. and UBS AG (the "UBS Repurchase Agreements"), incorporated by reference to Exhibit 7 to Amendment No. 1 to the Schedule 13D, filed with the Securities and Exchange Commission on September 12, 2000.

Exhibit 8. Master Agreement, dated as of August 22, 2000, including the Schedule thereto, and confirmations between Itau Bank, Ltd. and Goldman Sachs International (the "Goldman Repurchase Agreements"), incorporated by reference to Exhibit 8 to Amendment No. 1 to the Schedule 13D, filed with the Securities and Exchange Commission on September 12, 2000.

Exhibit 9. Stock Purchase Agreement, dated as of March 30, 2001, among Banco Itau S.A., America Online Latin America, Inc., America Online, Inc., Aspen Investments LLC and Atlantis Investments LLC, incorporated by reference to
Exhibit 9 to Amendment No. 3 to the Schedule 13D, filed with the Securities and Exchange Commission on April 12, 2001.

Exhibit 10. Amended and Restated Registration Rights and Stockholders Agreement, dated as of March 30, 2001, among Banco Itau S.A., America Online Latin America, Inc., America Online, Inc., Aspen Investments LLC and Atlantis Investments LLC, incorporated by reference to Exhibit 10 to Amendment No. 3 to the Schedule 13D, filed with the Securities and Exchange Commission on April 12, 2001.

Exhibit 11. Confirmation between Banco Itau S.A. and UBS AG - London Branch, incorporated by reference to Exhibit 11 to Amendment No. 3 to the Schedule 13D, filed with the Securities and Exchange Commission on April 12, 2001.

Exhibit 12. Confirmation between Banco Itau S.A. and UBS AG - London Branch, incorporated by reference to Exhibit 12 to Amendment No. 4 to the Schedule 13D, filed with the Securities and Exchange Commission on October 11, 2001.*

Exhibit 13. Confirmation between Itau Bank, Ltd. and Goldman Sachs International, incorporated by reference to Exhibit 13 to Amendment No. 4 to the Schedule 13D, filed with the Securities and Exchange Commission on October 11, 2001.*

Exhibit 14. Voting Agreement, by and among Banco Itau S.A., Banco Itau S.A. - Cayman Branch, Itau Bank, Ltd. and AOL Time Warner, Inc., dated as of March 8, 2002, incorporated by reference to Exhibit 14 to Amendment No. 5 to the
Schedule 13D, filed with the Securities and Exchange Commission on March 21,
2002.

Exhibit 15. Memorandum of Agreement by and among America Online Latin America, Inc., AOL Brasil Ltda. and Banco Itau S.A., dated as of December 14, 2002, incorporated by reference to Exhibit 15 to Amendment No. 9 to the Schedule 13D, filed with the Securities and Exchange Commission on December 31, 2002.*


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* Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission.